Exhibit 99.1

NEWS RELEASE

Trans Energy, Inc.

210 Second Street

PO Box 393

St. Marys, WV 26170

Company contact:

Steve Lucado

304-684-7053

www.transenergyinc.com

TRANS ENERGY, INC TO PRESENT AT ENERCOM’S THE OIL & SERVICES CONFERENCE™ 12 IN SAN FRANCISCO

ST. MARYS, WEST VIRGINIA, February 17, 2014 — Trans Energy, Inc. (OTCQB: TENG), announced today that Chairman Steve Lucado and President John Corp will present at EnerCom’s The Oil & Services Conference™ 12 on Wednesday, February 19, 2014. The conference will be held at the Omni Hotel in San Francisco, California. Trans Energy’s presentation begins at 10:55 a.m (PST) and will be webcast live. The webcast of the Trans Energy, Inc. presentation can be accessed via the Trans Energy, Inc. website located at: www.transenergyinc.com.

The Trans Energy management team will also be available on Tuesday, February 18th and Wednesday, February 19th prior to their presentation for one-on-one investor meetings. Investment community professionals interested in scheduling a one-on-one investor meeting with management should contact Brian Brooks at EnerCom, Inc. (303) 296-8834 or Bbrooks@enercominc.com

Additional information regarding Trans Energy, including maps, investor presentations, news releases and videos can be found at the Company’s new website www.transenergyinc.com. Trans Energy will regularly update information on the website to provide investors with the most up to date information on the Company and its operations.

About Trans Energy, Inc.

Trans Energy, Inc. (OTCQB: TENG) is a pure play Marcellus Shale oil and gas exploration and development company, headquartered in the Appalachian Basin. Further information can be found on the Company’s website at www.transenergyinc.com.

Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans and the Company’s expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.